Exhibit 99.1

Contact: Bob DeBarr
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone: (408) 944-0800

Press Release
MICREL REPORTS 2015 FIRST QUARTER
FINANCIAL RESULTS

•	Revenues of $58.0 million, compared to $57.9 million for the fourth quarter of 2014

•	GAAP net income of $2.7 million, or $0.05 per diluted share, compared to $3.1 million, or $0.05 per diluted share for the fourth quarter of 2014

•	Non-GAAP net income of $4.8 million, or $0.08 per diluted share, compared to $4.8 million, $0.08 per diluted share for the fourth quarter of 2014

•	Gross margin of 50.6%, compared to 51.1% for the fourth quarter of 2014

•	Repurchased 0.1 million shares of Micrel common stock for a total of $1.7 million for the quarter

•	Declares quarterly dividend of $0.05 per share

San Jose, CA, April 23, 2015 - Micrel, Incorporated (Nasdaq: MCRL), a leading global manufacturer of IC solutions for the worldwide high performance linear and power, LAN and timing and communications markets, today announced financial results for the quarter ended March 31, 2015.
Revenues for the first quarter of 2015 were $58.0 million, a slight increase compared to $57.9 million for the fourth quarter of 2014. Compared to the first quarter of 2014, revenues were $1.9 million, or 3.2% lower.
GAAP net income was $2.7 million, or $0.05 per diluted share for the first quarter of 2015, compared to net income of $3.1 million, or $0.05 per diluted share, for the fourth quarter of 2014, and net income of $2.3 million, or $0.04 per diluted share, for the first quarter of 2014.
Non-GAAP net income was $4.8 million, or $0.08 per diluted share, for the first quarter of 2015, compared to non-GAAP net income of $4.8 million, or $0.08 per diluted share, for the fourth quarter of 2014, and non-GAAP net income of $3.7 million, or $0.07 per diluted share, for the first quarter of 2014.

Micrel Reports 2015 First Quarter Financial Results
April 23, 2015

A reconciliation of the GAAP net income to non-GAAP net income is provided in the financial tables at the end of this press release. Non-GAAP net income and non-GAAP earnings per diluted share exclude the impact of share-based compensation, costs associated with strategic alternatives review, restructuring charges, and amortization of acquisition-related intangible assets with the related income tax effects.
Commenting on the first quarter 2015 results, Micrel’s President and CEO Ray Zinn said, “I am quite pleased with our overall performance in the first quarter which included strong earnings, reduced operating expenses and solid bookings. At the top line, first quarter revenues of $58.0 million increased slightly compared to the prior quarter and were driven by the strength in sales of Micrel’s Industrial and Automotive end markets, partially offset by lower demand for our Enterprise/Cloud Infrastructure products. At the bottom line, non-GAAP earnings of $0.08 per diluted share resulted from initiatives implemented in the second-half of last year to streamline our operations and improve our cost structure. These initiatives resulted in a sharp reduction in total operating expenses during the first quarter and helped expand operating margins to 6.9% - a three percentage point improvement over the prior quarter.”
Outlook
Mr. Zinn concluded, “We expect our quarter two revenue will be in the range of up 1% to up 5% from the first quarter of 2015. Second quarter gross margin is expected to be in the range of 51% to 52% and GAAP net income is projected to be in the range of $0.03 to $0.07 per share, with non-GAAP income projected to be in the range of $0.06 to $0.09 per share.”
Dividend
The Company announced today that Micrel’s Board of Directors has authorized a quarterly cash dividend of $0.05 per share of common stock. The payment of this dividend will be made on May 21, 2015 to shareholders of record as of May 7, 2015.

Micrel Reports 2015 First Quarter Financial Results
April 23, 2015

Share Repurchase Plan
In the first quarter of 2015, the Company repurchased 0.1 million shares for a total of $1.7 million at an average price of $13.95 per share. On March 31, 2014, Micrel had approximately $29.0 million remaining under its repurchase authorization. Stock repurchases may occur from time to time in the open market or in privately negotiated transactions; provided that the repurchases are made in accordance with the terms of Rule 10b-18 under the Securities Exchange Act of 1934, as amended.  The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions, cash on hand and other factors.  The authorization will stay in effect until the aggregate authorized amount is expended or the authorization is modified by the Board of Directors.
Conference Call
The Company will host a conference call today, April 23, 2015, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). President and Chief Executive Officer, Raymond Zinn, and Chief Financial Officer, Bob DeBarr, will present an overview of the 2015 first quarter financial results; discuss current business conditions and then respond to questions.
The call is available, live, to any interested party, on a listen-only basis, by dialing (877) 407-0789. For international callers, please dial (201) 689-8562. A live webcast will also be available on the ‘Investors’ section of Micrel’s website at: www.micrel.com. An audio replay of the conference call will be available for all interested parties through April 30, 2015, by dialing (877) 870-5176 and entering the participant code 13604196. For international callers, please dial (858) 384-5517 and enter participant code 13604196. The webcast replay will also be available on the Company’s website.

Micrel Reports 2015 First Quarter Financial Results
April 23, 2015

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: future financial results, including revenues, customer demand and inventories, order lead times, backlog, turns-fill requirements, net income, earnings per share, gross margin, average selling prices, the effect of cost-control efforts, use of free cash flow, stock buyback and dividend programs, supply chain constraints, channel inventory levels and trends, capacity utilization, development of new products, design wins and customer order patterns, and the nature and extent of macro-economic and industry trends. Forward-looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for Micrel products; customer decisions to cancel, reschedule, or delay orders for Micrel’s products; the effect that lead times and channel inventories have on the demand for Micrel’s products; distributor acceptance of changing contract terms; economic or financial difficulties experienced by Micrel customers; the effect of business conditions in the computing, wireless, telecommunications and industrial markets; the impact of any previous or future acquisitions; challenges involving integration of acquired businesses and utilization of acquired technology, market adoption, revenue growth and margins of acquired products; changes in demand for the Company’s products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements and forecasts; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting Micrel’s future cash needs; the nature of other investment opportunities available to the Company from time to time; Micrel’s operating cash flow, and economic and industry projections. For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

Micrel Reports 2015 First Quarter Financial Results
April 23, 2015

Non-GAAP Reporting
The Company presents non-GAAP financial measures because the Company believes it is helpful information for investors and financial analysts in their analysis of historical results and projections of the Company’s future operating results. Non-GAAP net income and non-GAAP earnings per diluted share exclude the impact of share-based compensation, costs associated with strategic alternatives, restructuring charges and amortization of acquisition-related intangible assets with the related income tax effects. The Company believes this provides a better comparison of results in the current period to those in prior periods as well as provides information regarding the Company’s on-going operating performance after exclusion of these items. The Company has reconciled such non-GAAP financial measures to the most directly comparable GAAP financial measures in the financial tables at the end of this press release.
References to these non-GAAP financial measures should be considered in addition to results that are prepared under current accounting standards, but should not be considered a substitute for results that are presented in accordance with GAAP. The Company’s non-GAAP financial measures may differ from non-GAAP financial measures provided by other companies.

About Micrel
Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide high-performance linear and power, LAN and timing and communications markets.  The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, MEMs-based clock oscillators and crystal-less clock generators, Ethernet switch and physical layer transceiver ICs.  Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.  In addition, the Company maintains an extensive network of distributors and reps worldwide.  Web: www.micrel.com.
-Financial Tables to Follow-

Micrel Reports 2015 First Quarter Financial Results
April 23, 2015

MICREL, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Net revenues	$57,955	$57,918	$59,857
Cost of revenues *	28,606	28,308	28,638
Gross profit	29,349	29,610	31,219
Gross profit %	50.6%	51.1%	52.2%

Operating expenses:
Research and development *	13,964	15,103	15,481
Selling, general and administrative *	11,375	11,721	12,436
Restructuring charges	—	508	—
Total operating expenses	25,339	27,332	27,917
Income from operations	4,010	2,278	3,302
Interest and other income (expense):
Interest income	83	84	103
Other expense	(71)	(97)	(72)
Interest and other income (expense), net	12	(13)	31
Income before provision for (benefit from) income taxes	4,022	2,265	3,333
Provision for (benefit from) income taxes	1,300	(789)	1,044
Net income	$2,722	$3,054	$2,289

Net income per share:
Basic	$0.05	$0.05	$0.04
Diluted	$0.05	$0.05	$0.04

Shares used in computing per share amounts:
Basic	56,617	56,490	56,388
Diluted	58,282	57,710	57,208

* Share-based compensation expense included in:
Cost of revenues	$274	$249	$234
Research and development	861	800	690
Selling, general and administrative	982	895	798
	$2,117	$1,944	$1,722

Micrel Reports 2015 First Quarter Financial Results
April 23, 2015

MICREL, INCORPORATED
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
GAAP net income	$2,722	$3,054	$2,289
Share-based compensation included in:
Cost of revenues	274	249	234
Research and development	861	800	690
Selling, general and administrative	982	895	798
Costs associated with strategic alternatives	830	—	—
Restructuring charges	—	508	—
Amortization of acquisition-related intangible assets	295	295	426
Tax effect of adjustments to GAAP net income	(1,135)	(961)	(708)
Non-GAAP net income*	$4,829	$4,840	$3,729

GAAP net income per share - diluted	$0.05	$0.05	$0.04
Total adjustments to GAAP net income	0.03	0.03	0.03
Non-GAAP net income per share - diluted	$0.08	$0.08	$0.07

Shares used in computing non-GAAP net income per share:
Basic	56,617	56,490	56,388
Diluted	58,282	57,710	57,208

* Non-GAAP net income was reached by excluding share-based compensation expense, costs associated with strategic alternatives, restructuring charges and amortization of acquisition-related intangible assets with related income tax effects. Non-GAAP results were presented to supplement our GAAP consolidated financial statements to allow a better comparison of results in the current period to those in prior periods and to provide meaningful insight to the Company’s on-going operating performance after exclusion of these items.

Micrel Reports 2015 First Quarter Financial Results
April 23, 2015

MICREL, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$94,068	$86,611
Restricted cash	45	44
Accounts receivable, net	28,427	30,523
Inventories	41,294	44,136
Prepaid taxes	5,910	5,633
Prepaid expenses and other	2,149	1,612
Deferred income taxes	21,508	22,356
Total current assets	193,401	190,915

LONG-TERM INVESTMENTS	1,436	1,436
PROPERTY, PLANT AND EQUIPMENT, NET	58,550	60,453
LONG-TERM PREPAID TAXES	955	1,711
DEFERRED INCOME TAXES	2,887	2,707
GOODWILL	8,655	8,655
INTANGIBLE ASSETS, NET	9,424	9,792
OTHER ASSETS	1,425	1,511
TOTAL	$276,733	$277,180

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$12,212	$17,376
Deferred income on shipments to distributors	23,436	22,947
Accrued liabilities	12,044	12,869
Total current liabilities	47,692	53,192

LONG-TERM INCOME TAXES PAYABLE	3,592	3,511
LONG-TERM DEFERRED INCOME TAXES	868	807
OTHER LONG-TERM LIABILITIES	160	162

SHAREHOLDERS' EQUITY
TOTAL SHAREHOLDERS' EQUITY	224,421	219,508
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$276,733	$277,180